Slide 1

Meredith CORPORATION

4th Annual Analyst/Investor Conference

September 12, 2005

New York, NY

Bill Kerr

Good morning. Welcome to our annual investor conference. We look forward to this opportunity to share some insight on Meredith and the value we offer investors as we begin fiscal 2006.

Let me introduce my Meredith colleagues with us today:

Steve Lacy, President and Chief Operating Officer

Jack Griffin, President of our Publishing Group

Paul Karpowicz, President of our Broadcasting Group

Suku Radia, Chief Financial Officer

Jim Jacobson, Director of Investor Relations

Slide 2

Safe Harbor

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those forward-looking statements.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increased in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.

Meredith CORPORATION

This presentation contains forward-looking statements. I won't read the text of this slide, but it is important to remind you there are a number of factors that may affect our business and results.

This presentation includes references to non-GAAP financial measures such as EBITDA. Financial statements and tables that reconcile GAAP results and non-GAAP measures are posted on our web site.

Slide 3

Agenda

▪ Current environment and strategic overview	Bill Kerr
▪ Operating strategies	Steve Lacy
▪ Publishing—acquisition integration	Jack Griffin
▪ Break	
▪ Broadcasting—top three markets	Paul Karpowicz
▪ Financial recap	Suku Radia
▪ Q&A	All

Meredith CORPORATION

This slide highlights today's agenda. I will kick it off by reviewing the current business environment for each of our business groups and our overall strategic view. Then Steve will discuss our operating strategies in more detail. Jack will present Publishing, focusing in particular on the integration of our new magazines.

We'll take a ten minute break.

When we return, Paul will present Broadcasting and Suku will provide a financial recap, including our current outlook. We'll conclude our formal presentation and then open the floor to questions.

While we have prepared remarks, our real purpose today is to take questions from you. Please feel free to jump in at any time with questions. We want to keep this meeting informal. I know you are not a bashful group.

One housekeeping item--restrooms are in the main hallway with the ladies room on this side of the reception area and the men's room on the other side.

Slide 4

Outstanding Fiscal 2005

- EPS—25% growth
- Margin improvement
  - Publishing—19.2% up from 18.1%*
  - Broadcasting—35.2% up from 31.8%**
- Critical magazine acquisition
- Consumer reach expansion
- Marketing services and book extension
- Audience share growth

*Operating profit
** EBITDA

Meredith CORPORATION

Fiscal 2005 was an outstanding year for Meredith. We produced the best earnings in our 103-year history, growing earnings per share 25 percent.

Both of our operating units continued to improve their margins. Publishing's operating profit margin rose to 19.2 percent from 18.1 percent. Broadcasting's EBITDA margin increased to 35.2 percent from 31.8 percent.

On July 1, 2005, we completed our most significant Publishing transaction in our 103-year history. This acquisition is a major opportunity for us and we are highly confident in our ability to integrate the new titles and improve their financial performance.

Additionally, we expanded our consumer reach, extended our marketing services and book capabilities and grew audience share at our television stations.

All of these actions enhance our ability to sustain strong earnings growth in the long run.

Slide 5

Strong Start—Fiscal 2006

Publishing

- **Q1 ad revenues**
  - Up low-to-mid single digits
- **Category strength**
  - Food, pharma, cosmetics and direct response
- **Magazine acquisition**
  - Major opportunity
  - Integration—on track
- **Books and Marketing Services**
  - Continued strong growth

Broadcasting

- **Q1 pacings**
  - Down Slightly
- **Strong local**
- **Weak national**
- **Non-political year**

Meredith CORPORATION

We are off to a strong start to fiscal 2006, despite it being a non-political year.

In Publishing, advertising revenues are expected to grow in the low-to-mid single digits in our first fiscal quarter. We have seen strength in the food, pharmaceutical, cosmetics and direct response categories.

The acquisition of Parents, Child, Fitness, Family Circle and Ser Padres is a major opportunity for us. The early stages of integration are proceeding well. Jack will provide you some color on this during his remarks.

We expect our book and integrated marketing operations to continue to perform well, helping to continue to diversify our Publishing business beyond magazine advertising and circulation. As a reminder, books produced record operating profit in fiscal 2005 and integrated marketing increased profit more than 40 percent.

In Broadcasting, first quarter pacings are down slightly. Our pacings reflect the absence of political advertising, continued weakness in national advertising, offset by strength in local advertising. National advertising has been particularly weak at all broadcasters.

We face the challenge of replacing significant political advertising revenues. We generated $6.4 million and $12.2 million in political advertising, respectively, in the first and second quarters of fiscal 2005.

Slide 6

Outlook

Q1 Fiscal 2006

- EPS—First Call mean $0.51 is achievable
- Up from $0.46 in prior-year quarter

Fiscal 2006

- EPS to approximate $2.80
- Up from $2.50 in prior year

Meredith CORPORATION

Putting all of this together:

For the first quarter, we believe the current First Call mean estimate of $0.51 per share is achievable. In the first quarter of fiscal 2006, we earned $0.46 per share.

At this time it is premature to modify the full year outlook. Let me reiterate the outlook we provided on our conference call in late July. We expect earnings per share to approximate $2.80 in fiscal 2006. We will comment further when we release first quarter results in late October.

Slide 7

Key Strategic Issue—Growth

Meredith Imperatives

- Continue our momentum
- Ensure growth faster than GDP-like advertising

Meredith CORPORATION

One of the key issues on which we are focused is to continue our strong growth and momentum.

We believe that traditional advertising will likely track GDP. This growth by itself will not fuel the long-term earnings objectives that we have set forth. We believe that we will grow earnings per share in the high teens in political years and in the low double digits in non-political years.

Consequently, our strategies and key initiatives are focused on ensuring we maintain our momentum and continue our superior growth.

Slide 8

Growth Strategies

1. Take disproportionate share in core businesses

2. Serve new markets

3. Serve new and existing markets with additional means

Meredith CORPORATION

Our strategies to achieve this growth are very straightforward.

We will work to aggressively take a disproportionate share in our core businesses.

We will serve new markets.

We will serve our markets through additional means.

Let me provide more detail beginning with Publishing.

Slide 9

Publishing—2002

PROFIT MODELS

NEW

CURRENT CORE BUSINESS MODEL

Retail

Direct-to-Consumer

TV

Newspapers

Int'l Licensing

Licensing

Internet

Books

Magazines

Australia
Wal-Mart, etc.
bhg.com
Meredith Books
SIP's
BHG Magazine
CH
TH
MWL
LHJ
MORE

BHG Brand | Other Home | Family | Women | Other

CURRENT CORE CUSTOMERS → NEW

CUSTOMERS

Meredith CORPORATION

Here is a good look at our Publishing businesses and customer reach in 2002.

We had developed Better Homes and Gardens into a very strong brand, expanding beyond the magazine to special interest publications, books, the Internet and through licensing arrangements.

We also had a strong presence in the home category with Country Home, Traditional Home and Midwest Living, and with women through Ladies' Home Journal and More.

Slide 10

Publishing—2005

PROFIT MODELS
NEW
CURRENT CORE BUSINESS MODEL
Retail
Direct-to-Consumer
TV
Newspapers
Int'l Licensing
Licensing
Internet
Books
Magazines
Home Interiors
Vignettes/Cornerstones
NYT Syndication
Australia
China
Wal-Mart, etc.
bhg.com
Meredith Books
SIP's
BHG Magazine
CH
TH
MWL
AB GROUP
PARENTS
CHILD
LHJ
MORE
FITNESS
FAMILY CIRCLE
HISPANIC
BHG Brand
Other Home
Family
Women
Other
CURRENT CORE CUSTOMERS
NEW
CUSTOMERS

This slide highlights how we have expanded our Publishing footprint during the past three years. We have significantly increased our reach to new customers and through additional mediums.

The acquisitions of American Baby, Parents, Child, Fitness, Family Circle and Ser Padres has established Meredith as a powerhouse serving women at major life stages through multiple means.

In addition, we have

Extended the Better Homes and Gardens brand through several licensing deals (1. China 2. Home Interiors for a line of home décor products 3. Roman Inc. for a line of holiday decorations 4. QF Industries for a line of home décor fabrics)

Furthered our editorial reach through our Cornerstone and market-specific programs in our television markets and a syndication deal with The New York Times

Established an early leadership position serving Hispanic women through Ser Padres, the American Baby Hispanic publications and the launch of Siempre Mujer.

Extended More magazine through the More Model Search and the More Marathon.

Beyond our magazines, we have extended our Publishing footprint as well:

Our book operation has licensing arrangements with many leading companies, brands and personalities including Ortho, Scott's, Miracle Gro, DC Comics, Marvel, Discovery Communications, Trading Spaces, HGTV and the Food Network, Sandra Lee, Leeza Gibbons, Paige Davis and Lynette Jennings.

.Integrated marketing has extended its services and added key talent. We'll talk more about this in a moment.

Slide 11

Consequences

Publishing Reach

- Core Meredith magazines and SIPs
  - 64 million women readers
- Acquired magazines
  - 11 million women readers
- Hispanic women 18+
  - 5 million readers
- $6 billion marketing services market
- $2 billion children's book market

Women's reach per MRI Spring 2005 and includes estimates for SIPs
Hispanic per Simmons Fall 2004, net annual reach

Meredith CORPORATION

As a result, we have expanded our reach. We serve 64 million women readers with our core magazines and special interest publications. We added 11 million women readers with the newly acquired magazines.

We have established a leading presence in the rapidly growing Hispanic market with an annual reach to approximately 5 million adult Hispanic women in the U.S.

We have also expanded our reach to capture more of the $6 billion marketing services market and $2 billion children's book market.

We are very excited to build on this expanded footprint and will continue to look for additional avenues to extend our reach and drive future growth.

Slide 12

Broadcasting—2002

Initial Cornerstones
Traditional Advertising

Meredith CORPORATION

Now, let's look at Broadcasting. In 2002, we served our markets primarily with traditional advertising. Our Cornerstone programs were in their infancy.

Slide 13

Broadcasting—2005

New Stations
News Culture and Expansion
Internet and Web Programs
Expanded Cornerstones
Traditional Advertising

Meredith CORPORATION

In the past three years, we have significantly expanded our reach and service offerings.

Our Cornerstone, Internet and other market-specific programs have grown from virtually nothing to more than $36 million. This is the equivalent of adding another television station.

We have established a news culture and increased the number of news hours dramatically. As a result, we have increased ratings and audience share significantly. On average we increased the audience share for our late news 35 percent in our eight largest markets, comparing the May 2005 ratings book with May 2002.

We have added new stations intelligently. We formed a duopoly in Portland. We entered into a joint sales agreement with the WB affiliate in Kansas City, which complements our CBS station. In Saginaw, which is not a growth market, we added an AM radio station to leverage our market-leading television news. We started a new CBS affiliate in Springfield, which has been profitable from the first month.

As a result of these activities, our Broadcasting Group has increased its EBITDA margin from approximately 23 percent in fiscal 2002 to more than 35 percent in fiscal 2005. We will continue to improve audience share, focusing on local news and creating new revenue streams.

Slide 14

MDP Valuation

		Forward Fiscal Year Multiple	
Date	Price	PE	EBITDA
9/3/2002	$37.69	23.4x A	9.7X A
9/3/2003	46.60	23.3x A	10.6x A
9/3/2004	50.11	20.0x A	9.8x A
9/2/2005	49.11	17.4x E	8.1x E
	Average	21.0 x	9.6x
	Discount to average	17%	16%

E—estimate based on First Call mean

Meredith CORPORATION

Before I turn it to Steve, let me remind you that we believe our stock is undervalued. This slide highlights the forward PE and EBITDA multiple for our stock as of the beginning of September dating back to 2002. As you can see, we are currently trading at the lowest multiple and at a significant discount to our average valuation during this time period.

Recent broadcasting transactions at 15-16 multiples underscore this undervaluation.

Not only do we recognize the value in our shares, but we have acted on this belief. In fiscal 2005, we repurchased approximately 1.96 million shares as part of our repurchase plan, compared with 750,000 in all of fiscal 2004. We have continued the share repurchase activity into the current fiscal year.

Now, Steve will discuss our operating strategies in more detail.

Slide 15

Meredith CORPORATION

Operating Strategies

Steve Lacy

President and Chief Operating Officer

Steve Lacy

Thanks, Bill. It is a pleasure to see all of you today and I welcome you.

As you know , we operate two business groups, each serving a different audience. Publishing--through our magazines, custom publications and web sites--has a national focus, while Broadcasting serves local markets.

Both groups, however, provide consumers with valuable information and our marketing partners with efficient means to reach consumers.

Slide 16

Strengths

Better Homes and Gardens
Sunny Outlook
The Best Kitchen in America
Quick, Quicker, Quickest
Spring Gardening
LADIES' Home Journal
Supersize Your Happiness
Flawless Skin
Kelly Ripa
Lose Weight Boost Energy!
Women & Heart Attacks
More
AGELESS SUMMER BEAUTY
MARIA SHRIVER
american baby
The No-Panic Fever Guide
WHY WORRY? 10 Newborn Concerns That Are No Big Deal
Beauty Routines You Can Squeeze Into Five Minutes
Let's Do Lunch
The Cutest New High Chairs, Sippies and Spoons
New Hope, New Treatments For Autism
Parents
15 Baby-Sleep Tricks You Haven't Tried Yet
SER Padres
Luzca hermosa esta primavera
Recetas increíbles para variar su menú
Hora de viajar
¡Caramba con los abuelos!
Consejos para disciplinar a los hijos ajenos

cbs46.com

CBS 5

FOX 12 OREGON

- Major brands
- Publishing footprint
- Marketing services
- 80-million name database
- Growing television markets
- Strong management

Meredith CORPORATION

As a company, we possess some important strengths.

In Better Homes and Gardens, Ladies' Home Journal, Family Circle and Parents, we have four of the most recognized brands in the industry. Many of our other titles have tremendous potential, especially More, American Baby and Fitness.

We are the leading magazine publisher serving women in the United States and have expanded our strong footprint in the home and family market. We can deliver our expert content across a wide range of platforms--magazines, books, special interest publications, web sites and custom marketing programs.

We have expanded our marketing services to capture more corporate marketing dollars and help our clients reach their target audiences more effectively.

Our 80-million name database is a vital component of our long-term direct-to-publisher circulation model. It is also a valuable asset in our marketing services business; we are beginning to monetize that asset.

We have a great collection of local television stations, largely in growth markets.

We possess one of, if not the strongest management teams in the media industry.

Slide 17

Publishing Growth Strategies

- **Grow current businesses**
  - Increase market share and nets per page
  - Expand advertising categories
  - Increase rate base
  - Grow circulation profitability
- **Broaden magazine portfolio**
  - Target younger women
  - Strengthen foothold in Hispanic market
  - Explore acquisitions and strategic alliances
- **Expand brand franchises**
  - Extend Better Homes and Gardens' reach
  - Establish More and American Baby brands
- **Create new services and revenue streams**
  - Grow Integrated Marketing, Books and Interactive Media
  - Grow brand licensing and product sales

Meredith CORPORATION

Here is a look at Publishing's growth strategies.

We're going to spend most of our time today discussing how we have broadened our magazine portfolio and grown our non-magazine operations.

Slide 18

Broadcasting Growth Strategies

- **Achieve full turnaround in current station group**
  - Improve news ratings
  - Add newscasts—grow localism
  - Improve sales performance
  - Emphasize Big 3 markets
  - Improve cost structure—purchase programming wisely
- **Add new revenue streams**
  - Expand Cornerstones, Internet and local programs
  - Utilize digital spectrum
- **Duoploize and cluster as feasible**
  - Pursue duopolies in existing markets
  - Expand and create new clusters
- **Acquire stations to increase reach**
  - Diversify affiliation and geographic mix
  - Target mid-size growing markets
  - Look for underperforming assets

Meredith CORPORATION

These are Broadcasting's growth strategies.

We have made significant progress in the turnaround of our broadcasting operations and are on track to achieve our 40 percent EBITDA margin objective.

Paul will discuss our action plans to capture the tremendous upside in our top three markets--Atlanta, Phoenix and Portland.

Slide 19

Magazine Acquisition Strategy

Better Homes and Gardens
BIG IDEAS for Small Spaces
Country Home
LADIES' Home Journal
Reba McEntire: The Secret to Her Happy Marriage
Fuss-Free Supper Salads
Secrets to Sensational Summer Skin
Scrapbooking With the Stars
TRADITIONAL HOME
easy living
Midwest Living
More
AGELESS SUMMER BEAUTY
MARIA SHRIVER
30
40
50

Median Age

Source: Mediamark Research Inc. (MRI)

Meredith CORPORATION

Let met start with a review of the overall strategy for our recent acquisition of Parents, Child, Fitness, Family Circle and Ser Padres. This transaction is our most significant Publishing acquisition in our 103-year history.

As we have discussed on numerous occasions, one of our growth strategies has been to broaden our magazine portfolio to reach younger women and the rapidly growing Hispanic market. This slide shows that our traditional portfolio was primarily focused on women age 40 and over.

About 36 to 48 months ago, we identified a target list of magazines that would broaden our portfolio to reach women at earlier life stages. Titles focused on health, parenting and personal development were high on our priority list.

Slide 20

Magazine Acquisition Strategy

american baby
Better Homes and Gardens
Country Home
Ladies' Home Journal
Traditional Home
Midwest Living
More
30
40
50

Median Age

Source: Mediamark Research Inc. (MRI)

Meredith CORPORATION

In December 2002, we added the American Baby Group, which gave us an anchor at the younger end of the spectrum. American Baby serves about 2 million expecting and new mothers each year, of which about half are first-time mothers. Most of those women are not ready for our traditional titles.

American Baby was a great acquisition and we felt comfortable pursuing the strategy of further filling the gap.

Slide 21

Magazine Acquisition Strategy

30
40
50
child
Parents BABY
kids
fitness
american baby
Parents
mujer
Parents EXPECTING
Ser Padres
Better Homes and Gardens
Family Circle
Country Home
Ladies' Home Journal
Traditional Home
Midwest Living
More

Median Age

Source: Mediamark Research Inc. (MRI)

Meredith CORPORATION

On July 1, 2005, we completed the acquisition of Parents, Child, Fitness, Family Circle and Ser Padres magazines for $350 million.

Now, we are in a position to offer advertisers the ability to reach women at major life stages, from expecting and new mothers to empty nesters. Our expanded portfolio provides unparalleled understanding into the power and influence of women in today's marketplace. This knowledge will be critical for us as we execute new programs for our marketing partners.

Slide 22

Magazine Acquisition Results

- Increases reach and scale
- Reaches younger women
- Strengthens advertising categories
- Adds to Hispanic operations
- Extends retail presence
- Accretive to EPS

Meredith CORPORATION

There are a number of reasons we are excited about the acquisition.

It increases our reach and scale.

It furthers our strategy to reach younger women.

It strengthens our core and targeted advertising categories.

It adds to our Hispanic operations.

It extends our retail presence, adding approximately 250,000 newsstand pockets. Family Circle has an extensive retail presence. We now have over 1 million checkout pockets across the country.

It will be accretive to earnings.

Jack will provide more details about the operational and integration aspects of this acquisition. Let me provide some color around the financial impact.

Slide 23

Acquisition—Financial Impact

Fiscal 2006

- Revenues—$300 million
- EBITDA—low-to-mid $30 million range
- EPS—modestly accretive

3 Years

- Operating profit margin*—mid teens

*For the new magazines as a group

Meredith CORPORATION

As we said when we announced the deal, we expect the transaction will increase the Publishing Group's revenues by approximately $300 million to more than $1.2 billion and to generate EBITDA in the low-to-mid $30 million range in fiscal 2006. We anticipate it will be modestly accretive to earnings.

From a quarterly perspective, these titles will have quite a bit of bounce due to frequency, seasonality and circulation investment. For example, our current expectation is some accretion in the first quarter followed by some dilution in the second quarter.

The new magazines have significant profit improvement potential. Looking to the intermediate term (3 years), we believe that we can improve the operating profit margin of the new titles as a group to the mid teens. This is comparable to the rest of our magazines without Better Homes and Gardens. The precise timing will be dependent on how quickly we can improve the circulation dynamics of the magazines.

Overall, these titles will benefit from Meredith's proven editorial, circulation, sales, database and brand-building expertise. We have the unique skills and resources needed--particularly in the circulation area--to help the magazines reach their potential.

Now, I'll turn it to Jack to discuss the Publishing Group.

Slide 24

Meredith CORPORATION

Publishing Review

Jack Griffin

President Meredith Publishing Group

Jack Griffin

Thanks Steve. It's great to have this opportunity to discuss Meredith Publishing.

As Steve said, the acquisition increases our reach, particularly to younger women; strengthens our advertising categories, adds to our Hispanic operations, and extends our retail presence.

I'll start with a brief review of these benefits and then I'll discuss the integration of the new magazines.

Slide 25

Magazine Acquisition

Increases Reach and Scale

Company	Female Reach		Circulation	
	Before	After	Before	After
Meredith	64	75	21	29
Time		61		43
Hearst		53		24
Condé Nast/Advance		39		21

In millions.
Circulation: per ABC December 2004
Reach: per MRI Spring 2005. Meredith includes estimates for special interest publications

Meredith CORPORATION

Our titles now have a combined circulation approaching 30 million, making us the second-largest magazine publisher in the United States. Meredith is the leading women's magazine publisher, speaking to more than 75 million women.

Slide 26

Magazine Acquisition

Increases Reach to Younger Women

CAGR PIB Advertising Revenue 1999-2004
Fitness
21.4%
Child
16.7%
American Baby
12.9%
Parents
8.1%
Magazine Industry
6.2%

Beyond the strategic implication of broadening our portfolio, having a strong presence with younger women is important because many advertisers focus on reaching younger readers.

This graph highlights our magazines that are targeted to younger women (age 25-39). As you can see over the last five years, advertising revenues in these magazines has grown at a faster rate than the overall magazine industry growth of 6 percent.

Slide 27

Magazine Acquisition

Adds to Hispanic Operations

Meredith Reaches 1 in Every 3 U.S. Adult Hispanic Women

Ser Padres
Luzca hermosa esta primavera
Recetas increíbles para variar su menú
Hora de viajar
Consejos para disciplinar a los hijos ajenos

Consejos Para Padres Hispanos Brindados por Expertos de Todo el País
healthykids
EN ESPAÑOL
Nuevas teorías sobre la inteligencia de los sentimientos
RECETAS PARA NIÑOS DIABÉTICOS
Espera
12 MESES
Nutrición
Salud
Seguridad
Higiene

SIEMPRE
mujer
¡MODA ESPECTACULAR!
LUCERO
SUS 25 SECRETOS DE BELLEZA ¡TE SORPRENDERÁN!

Source: Simmons Fall NHCS Adult Full Year Unified Study, Healthy Kids en Espanol and Siempre Mujer based on publisher's prototype; 2004 Simmons Reader Studies for Espera And 12 meses; *Net Annual Reach

Meredith CORPORATION

The acquisition furthers our strategy to serve the rapidly growing Hispanic market. Parents' Spanish-language title, Ser Padres is an established publication with a distribution of 500,000. Combined with American Baby's Hispanic titles and Siempre Mujer, our new women's lifestyle magazine, Meredith is the leading magazine company serving Hispanic women.

On an annual basis, we reach 5 million adult Hispanic women; that's more than one-third of the market.

We address every key stage of a woman's life, delivering information Hispanic women need to navigate their world--in their language and of cultural relevance.

Slide 28

Areas of Emphasis

- Editorial
- Advertising
- Circulation
- Leadership

Parents
Relax, Mom!
Why Crying
Is Good
For Babies
Healthy
All Winter
42

WIN a Family Vacation! OUR BIGGEST ISSUE
FamilyCircle
FREE Cookbooklet
15 Meals in
15 Minutes
Easy Tricks to
Losing Weight
Supermarket
Savings
Eat Well for Less
The Whole
Family Guide
to Getting Organized
One-Minute Lifesavers
Feeling Tired?
50 Fast Ways
to Fight Fatigue
A More
Intimate Marriage:
The Weekend Solution

child
20

mind, body & spirit
Lose the
Flab
for Good!
Burn twice the calories in your next workout
Trim inches from your thighs and butt
Calorie Counts Galore
Best & Worst
Restaurant
Meals
Willpower made easy
4 new ways to
drop lbs. without
deprivation
Skin That
Glows!
5 fixes that
bust any
weight-loss
plateau
10
superfoods
that fight
disease p. 98

Meredith CORPORATION

Broadly speaking, we were fully aware of some weaknesses that had contributed to the deterioration of the performance of these titles. These magazines are well-known brands, but they had experienced some weakness recently, primarily due to leadership and circulation issues, which impacted advertising sales. Our action plan to improve and enhance our new titles in is full swing. We are focused on four specific areas:

First, we are conducting extensive reader research to improve and fine tune the content.

Second, we are implementing strategies to regain more than our fair share of advertising dollars.

Third, we are taking short and long-term actions to build stronger circulation.

Fourth, we are creating a superior leadership team.

Now, let's take a closer look at the specific action plan.

Slide 29

Action Plan

Short-term

- Strengthened leadership
- Restoring credibility

Long-term

- Installing direct-to-publisher circulation model
- Improving advertising initiatives
- Enhancing editorial positioning

Meredith CORPORATION

In the two and a half months that we have owned the magazines, we have improved the leadership, replacing three publishers and one editor-in-chief. We've overhauled our group sales function, adding a new VP as well as a new marketing director for the Meredith Publishing Group.

We also have taken swift action to restore credibility with advertisers. We met with most of the top advertising clients, explaining the benefits of the new Meredith magazine portfolio. The response from our clients has been very positive.

Before I discuss our longer-term actions, let me mention something that you may have seen in the press. As you know, ABC has disallowed subscriptions from certain agent sources. From our diligence, we knew Gruner + Jahr had done business with these agents in the past, and for the most part, had stopped using this type of agent source. As a result of the recent ABC ruling, Parents, Child and Family Circle will miss rate base according to the ABC audits for the first and second half of calendar 2004--a period when they were owned by G+J.

These actions do not impact Meredith's core titles. Gruner + Jahr is responsible to the advertisers for rebates. We have not included orders from these agents in our paid circulation. These actions will not impact Meredith going forward.

Over a longer-term

We will transition the circulation of the new titles to our direct-to-publisher model, which has proven to be very effective in generating highly-profitable circulation. This move also enhances our credibility with advertisers and is very similar to the actions we took when we acquired Ladies' Home Journal in the mid 1980s.

We are improving advertising sales by continuing to listen to clients and creating strong packages that leverage our leading presence in the parenthood and women's service field.

We are conducting consumer research to understand the readers' viewpoint of the new titles and refresh the editorial content accordingly.

These challenges are being overcome and they are clearly within our core competencies

Now, let's take a look at the specifics of the three largest titles, Family Circle, Parents and Fitness.

Slide 30

Family Circle Action Plan

■ People	Replaced leadership
■ Editorial	Leveraging the focus on family and food
■ Sales	Bundling with BHG and LHJ in WSF
■ Circulation	Lowered rate base, analyzing current file, conducting direct mail tests, evaluating newsstand display strategy
■ Marketing and Research	Establishing marketing and research plans

Meredith CORPORATION

Here is our action plan for Family Circle:

With regard to personnel, we have changed leadership. We replaced the editor-in-chief and the publisher. In particular, Jim Carr was named publisher. He had been the publisher of Midwest Living for the past four years, a period of tremendous growth. Ad pages, per PIB, grew 42 and we increased the rate base 14 percent.

In terms of editorial, we are taking a fresh look at the magazine by conducting consumer research to measure where the brand stands with consumers and then begin to introduce a more contemporary design and layout. At this early stage, we believe there is opportunity to leverage the focus on family and food.

With respect to sales, we are creating advertising bundles that combine Family Circle with Better Homes and Gardens and Ladies' Home Journal. We will be very disciplined with our pricing strategy to realize acceptable yields.

Turning to circulation, we have lowered the rate base to 3.8 million. This move enhances circulation profitability and is not related to ABC's actions. Our decision reflects the rate base at which we believe we can optimize the magazine's circulation contribution.

In terms of marketing and research, we are conducting research to determine a baseline of the current status of the brand in the eyes of advertisers and consumers. Once we know these results, we will reposition the brand to both advertisers and consumers.

And now, let's look at Parents.

Slide 31

Parents Action Plan

■ People	Strong team in place
■ Editorial	Utilizing strong editorial to support circulation
■ Sales	Capitalizing on parenthood portfolio and women's service-related opportunities
■ Circulation	Leveraging *American Baby* file
■ Marketing and Research	Extending *Parents* brand

Meredith CORPORATION

In terms of people, we have a strong leadership team in place. Sally Lee has been the editor-in-chief for 6 years and Jan Studin has been the magazine's publisher for the past three years. Both are strong and experienced magazine leaders.

From an editorial perspective, the magazine is well-edited and well-positioned. We are using the magazine's strong editorial to help support circulation initiatives.

In terms of sales, we are working closely with American Baby and Child to form the strongest parenthood group in the industry. We plan to work closely with Better Homes, Ladies' Home Journal and Family Circle as well to capitalize on women's service-related opportunities.

On the circulation front, we are leveraging the American Baby file. We are testing various subscription and renewal offers and will adjust accordingly. We have no reason to change the rate base of this title.

From a marketing and research perspective, we will capitalize on Parents' leadership position and develop the brand into the next Better Homes and Gardens.

Slide 32

Magazine Acquisition

Fitness Action Plan

▪ People	Installed new publisher
▪ Editorial	Conducting research to position the magazine distinctly in the marketplace; maintain median age
▪ Sales	Growing advertising base and improving net yield per page
▪ Circulation	Developing direct-to-publisher sources and building newsstand display
▪ Marketing and Research	Establishing marketing and research plans

Meredith CORPORATION

Here is the action plan for Fitness.

From a personnel perspective, we have named one of our rising stars, Lauren Buerger, as publisher. She had been Associate Publisher of More magazine, leading its sales performance to record heights.

From an editorial standpoint, we retained a top-flight editorial consultant and will position the magazine distinctively in the marketplace.

From a circulation perspective, we are developing direct-to-publisher sources and building the magazine's newsstand presence. We do not see a need to change the rate base of the title.

Looking at sales and advertising, rebuilding the advertising base and establishing acceptable pricing are the critical tasks for calendar 2006. Fitness will finish calendar 2005 with approximately 750 ad pages. With our sales expertise, we know we can improve the advertising performance of a a monthly magazine with the fundamentals of Fitness. It will take some time, but doing so will pay handsome dividends in both financial performance and from a strategic perspective.

Slide 33

Integration Recap

- Improved leadership
- Restoring credibility
- Leveraging circulation, sales, editorial and database expertise

Meredith CORPORATION

To recap, we're dealing with some strong, established brands, that were neglected for a variety of reasons. We have taken immediate action to improve the leadership and restore credibility with advertisers.

Over the long-term, we will leverage our circulation, sales, database and editorial expertise to grow these businesses. I am confident that we will restore the performance at each title.

Slide 34

Interactive Media

- Over 30 web sites
- Fiscal 2005
  - Revenues up 30%+
  - Profit contribution
- 100 million page views per month

Better Homes and Gardens
bhg.com
Color
a Home

baby.com
Let's Get Organized!

Home Journal
LHJ.com
Let's Get Organized!

DANSKIN
SHOP DANSKIN ACTIVEWEAR ONLINE
fitness
15 Best Workout Tips of all time
Subscribe Now!

Meredith CORPORATION

Now, let's look at our interactive media operations.

Revenues from interactive operations increased more than 30 percent in fiscal 2005 and we generated profit contribution as well.

We realize nearly 100 million page views per month across our sites and a generate nearly one million magazine subscription orders each year through the Internet.

We believe there is significant growth potential here as consumer acceptance and marketing budgets shift to interactive over time.

Slide 35

Non-advertising/Non-circulation

As a Percent of Total Publishing Revenues

20%
21%
23%
26%
FY-02
FY-03
FY-04
FY-05

Meredith CORPORATION

As Bill and Steve mentioned earlier, creating new revenue streams is an important growth strategy. In addition to our powerful magazines, we operate businesses that generate revenues from sources other than advertising or circulation.

Our book and integrated marketing businesses have grown rapidly in recent years, helping to diversify our Publishing revenues beyond magazine advertising and circulation.

As this graph highlights, the percent of total Publishing revenues from sources other than advertising or circulation has increased from 20 percent in fiscal 2002 to 26 percent in fiscal 2005.

Slide 36

Integrated Marketing

DIRECTV THE GUIDE
B'Bye!
SMART driver
HYUNDAI
Introducing
Tucson
THE NEW VERSATILE SUV
My Hyundai
Florida's Finest Coastal Fare
LOOK INSIDE
CHRYSLER
modern classic

- Produced strong revenue and profit growth in FY 2005
- Expanded service offerings
- Won new business with P&G and PepsiCo

Meredith CORPORATION

Meredith Integrated Marketing produced strong revenue and profit growth in fiscal 2005. Larger programs included established business with DIRECTV, Chrysler and Carnival Cruise Lines, as well as newer programs for Nestlé and Hyundai.

As Steve said, we expanded our offerings in fiscal 2005, which I will explain in more detail momentarily.

Let me mention two new business wins that will enhance integrated marketing's ability to continue its strong growth.

We recently won additional business from Procter & Gamble. We were awarded Direct Marketing Agency of Record for P&G's North American Scale Marketing Group. We will now be responsible for the strategic development and creative execution of multi-brand, targeted customer relationship management efforts to a number of high-value consumer segments. Previously, our integrated marketing group was creating content for the Hispanic consumer segment.

Integrated Marketing also won new business with PepsiCo to support the beverage company's North American customer communications with the Hispanic market.

Slide 37

Expanded Marketing Services

Design

CRM strategies
Marketing programs

Delivery

Loyalty publications

E-mail
Web sites
Direct mail
Events

Data Management
Program Evaluation

Data hosting
ROI analysis

And now, let me explain the expansion in our offerings, which enhance our ability to capture more corporate marketing dollars. Historically, integrated marketing primarily provided delivery of custom publishing programs designed to increase brand loyalty. These were mostly printed materials.

We have expanded our offerings, becoming more active in the front-end design and planning of strategic customer relationship management services and marketing programs. We have also broadened our capability to deliver the programs through the Internet, direct mail and e-mail, along with loyalty magazines. We are "delivery agnostic."

In addition, we continue to leverage our database expertise and our 80-million name database to provide data management and program evaluation services.

Our comprehensive custom marketing program for Hyundai is an excellent example our ability to provide all of these service. For other clients, such as Procter and Gamble, Nestlé and Carnival Cruise Lines, we are providing broader services than traditional loyalty publications.

We are very focused on expanding our capabilities in these areas. About six months ago we hired Wendy Riches as Executive Vice President of Meredith Integrated Marketing. She had worked as a consultant and played a key role in establishing the Hyundai relationship. Prior to that, She was executive creative director and managing director of Ogilvy & Mather Direct and president, chairman and CEO of Ogilvy One North America. She has also served as president of e-commerce for Hasbro and a director of the Direct Marketing Association.

Slide 38

Books

- Produced record operating profit in fiscal 2005
- Expanded significantly into the children's market
- Developed strong pipeline for 1H-FY 2006
- Exploiting cross-platform promotion opportunities

LIMITED EDITION
COOK BOOK
75th
1930
2005
Anniversary
EDITION

Becoming
Batman

HOME
IMPROVEMENT
1-2-3

Meredith
CORPORATION

Meredith Books produced record operating profit in fiscal 2005.

As Bill said, serving new markets is important. Our book business expanded significantly into the children's marketplace in fiscal 2005, publishing more than 60 children's books compared with less than 10 in the prior year.

Looking forward, the pipeline remains strong for the first half of fiscal 2006. We expect several cooking titles to be top sellers. In particular, we will publish a limited edition "Pink-Plaid" Better Homes and Gardens New Cook Book that will support the Susan G. Komen Breast Cancer Foundation; three titles based on the popular Food Network host, Sandra Lee; and Today's Kitchen Cookbook, which includes top chefs featured on the Today show.

Let me discuss the cross-platform promotion activities that we are executing to increase the sell through of key books at retail. We are promoting our books in our magazines, special interest publications, television stations, web sites and events. For example the Today show cook book will be featured with editorial content in the October issue of Ladies' Home Journal, two special interest publications, the November issue of Traditional Home and the December issue of Parents. We also are hosting a launch party tomorrow night with the Today show staff.

We are levering our assets to support the Pink Plaid Cook Book and the Sandra Lee's books in a similar manner as well.

In summary, our Publishing Group has been performing well and is in solid shape. We will continue our momentum by growing our current businesses, integrating our new magazines to serve younger readers and the Hispanic market, expanding our brand franchises and growing our non-magazine businesses.

Now, we'll take a ten minute break before Paul presents Broadcasting.

Slide 39

Meredith CORPORATION

Broadcasting Overview

Paul Karpowicz

President Meredith Broadcasting Group

Steve Lacy

We'll resume with a discussion of Broadcasting.

Let me introduce Paul Karpowicz. For those of you who do not know him, Paul joined Meredith in mid-February as President of the Broadcasting Group. He has worked in television broadcasting his entire career. Prior to joining Meredith, he was Vice President and Director with LIN Television, where he oversaw LIN's 23 properties in 14 markets. He is a strong addition to our management team.

Paul Karpowicz

Thanks, Steve. I'm really excited to have the opportunity of meeting all of you and to discuss Meredith Broadcasting.

Slide 40

Meredith Broadcasting

Portland
Bend
Las Vegas
Phoenix
Kansas City
Flint-Saginaw
WNEM-AM
Springfield
Hartford
Chattanooga
Nashville
Atlanta
Greenville

Meredith CORPORATION

We have a great collection of broadcasting assets. Here is a map of the Meredith Broadcasting Group. We own or operate

6 CBS affiliates

4 FOX

2 WB

1 NBC, and UPN affiliate

Eight of our stations are in the country's top 35 markets. Las Vegas is 48th in terms of population and is number 28 in terms of revenue. In total, our group reaches nearly 10 percent of all U.S. households.

Slide 41

Fast-growing Markets

Population CAGR(1999-2004)
4.7%
4.6%
3.7%
3.5%
2.2%
1.8%
1.7%
1.6%
1.4%
1.4%
1.3%
1.2%
0.8%
0.3%
LV
Bend
PHX
ATL
MDP Ave
PORT
NASH
GRVL
CHAT
US Ave
KC
HFD
SPRG
SAG

2005 BIA market data

Meredith CORPORATION

The majority of our stations are in fast-growing markets. This chart highlights the compound annual growth rate of population for each of our markets compared with the U.S. average. As you can see, most of our markets have grown faster than the national average over this time.

Slide 42

On Target—EBITDA Margin Goal

23%
29%
32%
35%
2002
2003
2004
2005
Fiscal Year

Meredith CORPORATION

We remain on track to achieve our 40 percent EBITDA margin objective. We have produced strong improvement in recent years. In fiscal 2002, we were an underperformer with an EBITDA margin of 23 percent. We ended fiscal 2005 above 35 percent.

Fiscal 2006 is a non-political year and we do not expect meaningful margin improvement this year. We expect to produce a 40 percent EBITDA margin on a sustainable basis beginning in fiscal 2007.

Slide 43

Broadcasting Priorities

- Improve news ratings and grow audience share
- Expand news hours
- Monetize ratings
- Focus on top three markets
- Take more aggressive approach to the Internet

Meredith CORPORATION

As we move forward, our strategies will not change dramatically.

We will continue to improve our news ratings and grow audience share.

We will add newscasts intelligently in certain markets and work aggressively to monetize our ratings growth.

In particular, we will focus on our top three markets--Atlanta, Phoenix and Portland.

Additionally, we will take a more aggressive approach to the Internet to create sales opportunities on the web. As Bill said, serving our markets through additional means is important. The Internet is a key component to diversify our revenues beyond traditional advertising.

Slide 44

Grow Audience Share

	Late News		
Market	May 2002	May 2005	Change
Atlanta-CBS	6	7	1
Phoenix-CBS	6	9	3
Portland-FOX	8	15	7
Hartford-CBS	15	16	1
Nashville-NBC	21	18	(3)
Kansas City-CBS	13	17	4
Greenville-FOX	7	11	4
Las Vegas-FOX	7	10	3

Nielsen—May 2005 Adults 25-54
Meredith's eight largest markets

Meredith CORPORATION

Improving our newscast ratings and audience share is vital to the growth of our Broadcasting Group. We have produced strong gains at most of our stations. This slide highlights the audience share of our late news, comparing the May 2005 book with May 2002 in our eight largest markets.

Let me share a few highlights from the May 2005 book for late news the key adult 25-54 demographic group:

In Atlanta and Phoenix--our two largest markets--we grew audience share 40 and 29 percent, respectively, compared with the prior year.

In Kansas City, KCTV grew share 42 percent.

In Greenville, our FOX station grew share nearly 60 percent.

In Phoenix, KPTV, our FOX affiliate, continues to produce strong news ratings. On many nights, the station is the number one primetime newscast in the country and its morning news consistently beats the Today Show and Good Morning America.

Slide 45

Expand News

150
250
310
1998
Currently
2006*
Number of News Hours per Week

*Early calendar 2006

Meredith CORPORATION

While some broadcasters are cutting back on their local news, we have expanded our news presence significantly. We have gone from about 150 hours per week in 1998 to approximately 250 hours currently. We expect to be at 310 hours in early 2006.

We will add news this year in markets and time periods that will improve the respective station's bottom line. For example

In Portland, we are looking at several options to build upon our strong morning and late news. I'll provide more detail in a few minutes.

In Greenville, we are considering adding morning news.

In Springfield and Bend we will launch local news.

News contributes 35 to 40 percent of a station's revenue and is the most profitable part of the business. It also allows us to reduce our dependence on syndicated programming and further reduce our film costs. News is what distinguishes broadcasters in the local markets. No one else can produce daily news with a local focus and combine video and audio. If there is a big, local story, radio and cable can not cover it as well as we can.

Slide 46

Tremendous Upside Potential

Market	Sign-on to Sign-off*
Atlanta-CBS	4 of 7
Phoenix-CBS	4 of 7
Portland-FOX	2 of 7
Hartford-CBS	1 of 6
Nashville-NBC	2 of 7
Kansas City-CBS	2 of 8
Greenville-FOX	4 of 6
Las Vegas-FOX	3 of 9

*Nielsen—May 2005 Adults 25-54

Meredith CORPORATION

As you saw on the last two slides, we have made great strides improving our local news presence. However, as you can see here, we have a tremendous amount of upside yet to capture.

This slide highlights our sign-on to sign-off audience share in our eight largest markets. As you can see, we were number one or two in only four markets in the May book.

The real growth potential is in our top three markets. In Atlanta and Phoenix in particular, we are underperforming compared with a typical CBS affiliate. I'll discuss each of these markets in more detail in a few moments.

Slide 47

Monetize Ratings

Industry
Meredith
30%
20%
10%
0%
-10%
-20%
Q1-03
Q2-03
Q3-03
Q4-03
Q1-04
Q2-04
Q3-04
Q4-04
Q1-05
Q2-05
Calendar Year

TVB spot advertising growth

Meredith CORPORATION

Improving ratings and audience share is important, but only if you monetize the ratings. This graph highlights our spot advertising growth compared with the industry average since the start of calendar 2003.

We have done an impressive job of growing the top line. Meredith Broadcasting has outpaced the industry average in 16 of the last 18 quarters, as reported by TVB.

Over the past three years, we have grown revenues more than any other publicly-traded broadcaster.

Slide 48

Improve Advertising Performance

Quarterly Revenue Entitlement Meetings

- Station sales management
- Sales accountability
- Objective—revenue share equal to or exceed audience share
- Focus—new business development

Meredith CORPORATION

While we have done an impressive job outpacing the industry, we can do better.

One of the most important action steps that I have taken has been to initiate quarterly revenue entitlement meetings. I meet with each station's general manager, general sales manager, and national and local sales managers. We thoroughly review each station's past results and future expectations. These meetings create accountability for sales results. The objective of these meetings is to ensure each station's revenue share is equal to, or exceeds its audience share.

One of the particular topics on which we focus is generating new business, or revenue from businesses that have never spent advertising dollars on television. In each of our markets, there are hundreds of local businesses that have not advertised on television. Our goal is to understand these businesses and develop plans utilizing TV advertising to help these companies grow.

I have conducted these types of meetings throughout my career and I know they result in significant revenue improvement over time. In the first two sets of meetings at Meredith, we have measured the success of each station and developed plans to improve underperformers. I am confident these meetings will be very effective at Meredith.

Slide 49

Atlanta—Action Plan

- News — Focus on 11 p.m. newscast, improve fundamentals
- Sales — Continue to focus on new business, take advantage of market uptick and strengthen Internet web presence
- Programming — Focus on 7:30 p.m. primetime lead-in
- Promotion — Leverage CBS primetime and sports

cbs46.com

Meredith CORPORATION

Today, I will focus on our three largest markets and help you understand what we are doing to capture the significant upside potential of these markets. I'll start with our action plan for Atlanta.

We will continue to improve our late news, focusing on the fundamentals to give viewers what they want in a late local newscast.

From a sales perspective, we want to emphasize new business--revenue from those advertisers who have never spent dollars on television. In fiscal 2005, approximately 9 percent of the station's revenues were from new business. We can improve this performance.

We want to take advantage of the market improvement and regain national advertisers. We are one of the lowest-rated stations in the market. When times are tight, national advertisers cancel lower-rated stations. As the market improves, we want to be the first to be added back to the advertising schedules. We are seeing this effect. Overall, our Atlanta station is performing better than the Meredith Group in terms of national advertising.

We want to strengthen our Internet and web presence. Recently, our station in Atlanta introduced a new service that allows viewers to get news, weather, sports, finance and other important information on their mobile devices. The service has been well received with 20,000 hits in the first week alone. A local car dealer bought the exclusive ad package.

We are looking to get the best economic deal for a show to fill the 7:30 p.m. primetime lead-in for the fall of 2006.

We also will leverage the CBS primetime and sports programming as a promotional platform to attract viewers. In particular, we must make the most of the local interest in the University of Georgia and the Southeastern Conference football games this fall. For example, we will air post game shows when practical.

Slide 50

Phoenix—Action Plan

■ News	Grow 10 p.m. and 6:30 p.m. newscasts
■ Sales	Focus on new business, call on LA consistently, provide on-going training and maximize Cornerstones and Internet initiatives
■ Programming	Purchase a cost-effective 4 p.m. show
■ Promotion	Leverage CBS primetime and popular new anchor

In Phoenix, we have made great strides in our late news. As I showed you a few slides ago, we have improved the audience share for late news 50 percent in the last three years.

Future growth will result from continuing to improve ratings and our ability to monetize the ratings. In particular, we will focus on our late news first, primetime programming second, early news third and then our morning news.

From a sales perspective, we want to focus on new business as well. In fiscal 2005, about 7 percent of our revenues were from new business. We have tremendous potential for improvement.

Much of the national business for our station in Phoenix comes from Los Angeles. In the past, we went after that business mostly over the phone. Now, we have our National Sales Manager in Los Angeles at least every other week to meet with our representative and advertisers directly.

We are looking to purchase a cost-effective 4 p.m. show. We must also leverage the CBS primetime lineup and our popular news anchor.

Slide 51

Portland—Action Plan

- **News** — Expand to new day-parts
- **Sales** — Hire a strong GM with an extensive sales background, focus on new business and monetize ratings
- **Programming** — Transition KPTV access to first run over several years, improve program acquisition process
- **Promotion** — Capitalize on news strength

I am very proud of our news success in Portland. We have one of the highest rated late newscasts in the market and country.

Going forward, we must maintain our strong ratings for our newscasts. We are also looking at several day-parts in which to expand news. In particular, we plan to begin newscasts in the next few months on weekend mornings and from 9 to 10 a.m. on weekdays.

From a sales perspective, our first priority is to hire a strong, sales-oriented General Manager who can lead the sales team and grow revenues significantly.

We have also added a three-person team whose sole job is to find new business. Our Hartford station has done this with great success and we believe this focus on new business development is a wise investment.

Looking at programming, we are considering transitioning our FOX affiliate's access programming to first run so that we will not compete for programming with our UPN affiliate.

Slide 52

Cornerstone, Local and Internet Programs

Better Homes
DECORATION
inspiration
Better Homes
heart healthy
Your friend: FIBER
4 FOODS for Better HEALTH
WOMEN & HEART DISEASE
FORGIVENESS Helps a Heavy Heart
$3
$5
$11
$22
$36
2001
2002
2003
2004
2005
Fiscal Year

In millions
Includes Cornerstone and market-specific programs and Internet sales.

Meredith CORPORATION

Meredith Broadcasting has been very successful adding new revenue streams. Our Cornerstone programs are unique and differentiate Meredith from other television broadcasters. We leverage our publishing brands by packaging content from our magazines with print ads from local advertisers. The result is a customized mini-magazine delivered to targeted customers in our local television markets.

Revenues from the Cornerstones, additional market-specific promotions, and Internet sales increased from about $3 million in fiscal 2001 to more than $36 million in fiscal 2005.

Going forward, we will be much more aggressive in developing compelling content for our web sites and creating sales opportunities for our clients as well. For example, all the stations have sold a desktop weather product that users can download onto their computer to receive up-to-the-second weather information. The weather application is branded with our station's logo and includes sponsorships from local advertisers.

To conclude the Broadcasting section, let me reiterate that we have a great collection of assets with upside potential. We will continue to focus on improving our news products, growing our audience share and monetizing our ratings. I am confident that we will achieve our margin objective.

Now, I'll turn it to Suku for a financial recap and our outlook.

Slide 53

Meredith CORPORATION

Financial Recap and Outlook

Suku Radia

Chief Financial Officer

Suku Radia

Thanks, Paul. It is great seeing all of you and we appreciate your attendance.

We are committed to building shareholder value and will return excess cash to our shareholders when appropriate. We have a strong track record of paying dividends and repurchasing our shares.

Slide 54

Dividends

11% CAGR
$0.16
$0.18
$0.20
$0.22
$0.26
$0.28
$0.30
$0.32
$0.34
$0.36
$0.38
$0.48
$0.56
1993
1995
1997
1999
2001
2003
2005*
Calendar Year

We have paid a dividend for 58 consecutive years. As you can see from this graph, we have increased the dividend for 12 consecutive years, growing the dividend at an 11 percent compound annual growth rate.

Earlier this year, we raised our quarterly dividend 17 percent, which was on top of a 26 percent increase in the prior year.

Traditionally, the Board has set the dividend at its January meeting. We expect to continue at a dividend payout ratio of 20 to 25 percent.

Slide 55

Share Repurchases

$54.5
$98.0
$128.2
$159.7
$197.1
$294.6
2000
2001
2002
2003
2004
2005
Fiscal Year

In millions

Meredith CORPORATION

This chart highlights the cumulative dollar amount of our shares that we have repurchased in the past six fiscal years. In fiscal 2005, we repurchased approximately 2 million of our shares, compared with about 750,000 in fiscal 2004.

At current levels we feel our stock is a value and we have repurchased more than 145,000 shares to date in fiscal 2006.

As you will see in a moment, we are very comfortably leveraged and will continue with our dividend and share buyback programs.

Slide 56

Private Placement Debt

	Maturity Date	Amount	Interest Rate
Existing	March 1, 2006	$75	6.65%
	April 1, 2007	50	6.39%
	April 1, 2008	50	6.62%
New	July 1, 2007	$50	4.42%
	July 1, 2008	75	4.50%
	July 1, 2009	100	4.57%
	July 1, 2010	75	4.70%
	Total	$475	5.30%

$ amount in millions

Meredith CORPORATION

Currently, we have approximately $580 million in total debt, which is comprised of $475 million in private placement debt and $105 million outstanding on our asset-backed commercial paper facility and our bank revolver. As you can also see, we have locked in some favorable fixed rate financing.

This slide provides you a debt repayment schedule. We expect to be out of debt by July 1, 2010, but we hope several good acquisition opportunities present themselves before then.

Slide 57

Capital Expenditures

$23.4
$26.6
$24.5
$23.8
2002
2003
2004
2005
Fiscal Year

In millions

Meredith CORPORATION

Here is a look at our capital expenditures for the last four years. I will note that our digital build-out at our television stations is complete.

Going forward, you should expect maintenance capex in the mid $20 million range, mostly related to Broadcasting. Publishing requires little capital investment.

The only additional item to consider is the construction of a new television station in Hartford. We expect this investment to approximate a total of $22 million, which will fall in fiscal 2006 and 2007.

Slide 58

Outlook

Q1-FY 2006

- EPS—First Call mean $0.51 is achievable
- Up from $0.46 in prior-year quarter

Fiscal 2006

- EPS to approximate $2.80
- Up from $2.50 in prior year

Meredith CORPORATION

Now let me provide you with our current financial outlook.

For the first quarter of fiscal 2006, we believe the current First Call mean estimate of $0.51 per share is achievable. On a comparable basis, excluding the newly-acquired magazines, Publishing advertising revenues are anticipated to grow in the low-to-mid single digits. Total Publishing advertising revenues are expected to increase significantly primarily due to the addition of the new titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently down slightly, primarily due to the absence of political advertising and continued weakness in national advertising, offset by strength in local advertising.

Let me reiterate the outlook we provided on our conference call in late July. We expect earnings per share to approximate $2.80 in fiscal 2006. We will comment further when we release first quarter results in late October. As Bill said, it is premature to modify the full year outlook.

Now, I'll turn it back to Bill for final comments.

Slide 59

Points to Remember

- Earnings and cash flow—outstanding track record
- MDP—undervalued
- Magazine acquisition—a major opportunity
- Integrated Marketing and Books—strong growth
- Broadcasting Group—on track
- Fiscal 2006 Outlook—EPS up low-double digits

Meredith CORPORATION

Bill Kerr

To conclude, let me highlight the six key points to remember from our presentation today:

First, Meredith has a strong track record of earnings growth and cash flow generation.

Second, we believe our shares are undervalued and have been aggressively buying our stock.

Third, the acquisition of Parents, Child, Fitness, Family Circle and Ser Padres is an important, strategic transaction that will help continue our strong growth and enhance shareholder value.

Fourth, our integrated marketing and book operations have grown rapidly in recent years, helping to diversify our revenue streams.

Fifth, Meredith Broadcasting remains on track to achieve its long-term 40 percent EBITDA margin objective.

Sixth, fiscal 2006 is a non-political year; we face significantly higher paper prices and postage rates, yet we anticipate earnings per share will increase in the low double digits, consistent with our long-term financial objectives for a non-political year.